UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2018 (December 12, 2018)

PDC Energy, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	001-37419 (Commission File Number)	95-2636730 (I.R.S. Employer Identification Number)

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Registrant’s telephone number, including area code: (303) 860-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2018, PDC Energy, Inc. (the “Company”) announced the planned retirement of Daniel W. Amidon, the Company’s Senior Vice President, General Counsel and Secretary, effective December 31, 2018, and the appointment of Nicole Martinet, the Company’s current Vice President and Associate General Counsel, to the position of General Counsel and Secretary effective as of January 1, 2019.

Ms. Martinet has been the Company’s Associate General Counsel since March 2011. Prior to joining the Company, she served as an associate in the Corporate Finance and Acquisitions group at Davis Graham & Stubbs LLP in Denver. Ms. Martinet received her Juris Doctor from the University of Denver, Sturm College of Law, where she graduated Order of St. Ives. She also holds a Bachelor of Science in Economics and French from Santa Clara University in California.

In connection with his retirement, assuming Mr. Amidon enters into a General Release of Claims releasing the Company from any actual and potential claims against the Company, he will receive, among other things, payment of the following amounts within 60 days after his retirement in satisfaction of any amounts due to him under his employment agreement: (i) a cash severance payment equal to three times the sum of his annual base salary and highest bonus paid in the last two years, (ii) his target bonus for 2018, and (iii) a cash payment of $52,300 intended to be used for COBRA coverage.  In addition, all unvested restricted stock units and all unvested stock appreciation rights held by Mr. Amidon immediately prior to his retirement will immediately vest, and the expiration date for all of Mr. Amidon’s stock appreciation rights will be extended to December 31, 2019.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2018

PDC Energy, Inc.

	By:	/s/ Nicole Martinet
Nicole Martinet
Vice President and Associate General Counsel

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